EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                NS8 Corporation

The undersigned, being the President and Chief Executive Officer of NS8 Corporation, does hereby certify as follows:

1. The name of the corporation (hereinafter called the "Corporation") is NS8 Corporation.

2. The certificate of incorporation of the Corporation is hereby amended by striking out the first paragraph of Article IV thereof and by substituting in lieu of said paragraph the following new paragraph:

                                  "Article IV
                                AUTHORIZED SHARES

     The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue shall be seven hundred fifty five million (755,000,000) shares, of which seven hundred fifty million (750,000,000) shares shall be common stock, having a par value of $.0001 per share (the "Common Stock"), and five million (5,000,000) shares shall be preferred stock, par value $.0001 per share (the "Preferred Stock"). All of the shares of Common Stock shall be of one class."

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. That the capital of the Corporation shall not be reduced under or by reason of said amendments.

Signed on December 9, 2005.

/s/ Anthony  J.  Alda
----------------------
Anthony  J.  Alda
President  and  Chief  Executive  Officer


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